                                                                     EXHIBIT 23



                       CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statements (Form S-8, file number 333-03361 of Prime Hospitality Corp. pertaining to the 1995 Employee Stock Option Plan and the 1995 Non-employee Director Stock Option Plan; Form S-8, file number 333-44287 pertaining to the Prime Hospitality Corp. 1995 Employee Stock Option Plan and the 1995 Non-employee Director Stock Option Plan; and Form S-8, file number 333-60911, pertaining to the Prime Hospitality Corp. 1995 Employee Stock Option Plan) of Prime Hospitality Corp. of our report dated February 11, 2003, except for note 21, as of which the date is March 26, 2003 with respect to the consolidated financial statements of Prime Hospitality Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.


/s/ Ernst & Young LLP


New York, New York
March 27, 2003